Exhibit 99.1

Cumulus Media Inc. Announces Pricing of Public Offering of Class A Common Stock

ATLANTA, October 9, 2013 – Cumulus Media Inc. (NASDAQ: CMLS) (“Cumulus” or the “Company”) announced today that it has priced its previously announced underwritten public offering of 16,400,000 shares of its Class A common stock at a price to the public of $5.00 per share. Cumulus has also granted the underwriters a 30-day option to purchase up to an additional 2,460,000 shares of Class A common stock. The offering is expected to close on or about October 16, 2013, subject to the satisfaction of customary closing conditions.

Cumulus expects to receive net proceeds from the offering of approximately $77.6 million after underwriting discounts and commissions and estimated offering expenses (or approximately $89.3 million if the underwriters exercise their option to purchase additional shares of Class A common stock in full). Cumulus intends to use approximately $77.6 million of the net proceeds from the offering to redeem all outstanding shares of the Company’s Series B preferred stock, including accrued and unpaid dividends. The remaining net proceeds from the offering, if any, are expected to be placed in the Company’s corporate treasury and used for general corporate purposes.

RBC Capital Markets is acting as the sole book-running manager and Macquarie Capital, CRT Capital and Noble Financial Capital Markets are acting as the co-managers for the offering.

A shelf registration statement relating to the securities in this offering has been filed with the Securities and Exchange Commission and has become effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction. The offering may only be made by means of a prospectus and the related prospectus supplement. When available, copies of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained free of charge on the Securities and Exchange Commission’s website at www.sec.gov or from RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098; Attention: Equity Syndicate; Tel: 877-822-4089; Fax: 212-428-6260.

About Cumulus Media Inc.

Cumulus is the largest pure-play radio broadcaster in the United States based on station count, with approximately 520 stations in 108 U.S. media markets, a fully-distributed programming network serving more than 5,500 affiliates nationwide and SweetJack, the local deals platform that is expected to serve 200 U.S. markets. Cumulus strives to create the next generation of radio broadcasting and digital enterprise based on great people and technological excellence. Cumulus provides high-quality local programming choices for listeners and advertisers, challenging career environments for employees and value opportunities for shareholders.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, regarding, among other things, the offering, including the use of proceeds thereof. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted by any such forward-looking statements. Such factors include, but are not limited to, Cumulus’ ability to complete the offering and other risks detailed in the prospectus supplement and accompanying prospectus related to the offering, when available, and the shelf registration statement. For additional information regarding risks and uncertainties that may affect Cumulus, see the risk factors and other information contained in Cumulus’ filings made from time to time with the Securities and Exchange Commission, including the prospectus supplement relating to this offering, when available, and Cumulus’ Form 10-K for the year ended December 31, 2012 and subsequently filed periodic reports. Cumulus assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Investor Relations Contact:

Collin Jones

Investor Relations

404-260-6600

collin@cumulus.com